EXHIBIT 12

Unit Corporation

Ratio of Earning to Fixed Charges

The tables below set forth the ratios of earnings to fixed charges of the Company and its consolidated subsidiaries for the periods indicated. The ratios have been computed using the amounts for the Company and, its consolidated subsidiaries. Earnings available for fixed charges represent earnings from continuing operations before income taxes and fixed charges less income from investments accounted for by the equity method. Fixed charges represent interest incurred and guaranteed plus that portion of rental expense deemed to be the equivalent of interest.

RATIO OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS EXCEPT RATIOS)

                                                                   SIX MONTHS
                            YEAR ENDED DECEMBER 31                ENDED JUNE 30
                   ------------------------------------------     --------------
                   1998     1999     2000      2001     2002     2002     2003
                   ----     ----     ----      ----     ----     ----     ----

Earnings:
   Income from
     continuing
     operations
     before
     income taxes $2,258  $ 4,564  $55,272  $ 98,679  $27,796  $12,551  $39,275

   Fixed charges,
     as shown
     below         5,108    5,496    5,440     3,155    1,199      629      507
   Equity in
     (income)
     loss of
     investees        (4)      52      (38)      933     (399)    (324)    (860)
                  ------- -------- -------- --------- -------- -------- --------
Earnings as
  Adjusted        $7,362  $10,112  $60,674  $102,767  $28,596  $12,856  $38,922
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Fixed Charges:
   Interest
     expense      $4,950  $ 5,268  $ 5,136  $  2,818  $   973  $   516  $   386
   Interest
     inherent
     in rental
     expense         137      141      178       194      226      113      121
   Guaranteed
     interest         21       87      126       143       --       --       --
                  ------- -------- -------- --------- -------- -------- --------
Total Fixed
  Charges         $5,108  $ 5,496  $ 5,440  $  3,155  $ 1,199  $   629  $   507
                  ======= ======== ======== ========= ======== ======== ========

Ratio of
  Earnings
  to Fixed
  Charges           1.44     1.84    11.15     32.57    23.85    20.44    76.77
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